INDEX

SECTION                                           PAGE
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INDIVIDUAL RETIREMENT ANNUITY (IRA)
ENDORSEMENT

Contributions                                      1
Distributions to the Owner                         2
Distributions After the Owner's Death              2
Nonforfeitabiliry                                  4
Transferability Restrictions                       4
Limitations on Withdrawals                         5
General Terms                                      5


7422(0303)                                        - I -
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INDIVIDUAL RETIREMENT ANNUITY (IRA) ENDORSEMENT
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         Effective as of the later of the Date of Issue of the contract or
         January 1, 2002, the contract is amended and modified as follows. In the event of a conflict between this endorsement and the underlying contract to which it is attached, the provisions of this endorsement will prevail.

         The contract is established for the exclusive benefit of the Owner or the Owner's beneficiaries. While this endorsement is in effect during the lifetime of the Annuitant, the Annuitant must be the Owner of the contract.

CONTRIBUTIONS

         Except in the case of a rollover contribution (as permitted by Internal Revenue Code, (IRC) section 402(c), 402(e)(6), 403(a)(4), 403(b)(8),
         403(b)(10), 408(d)(3) and 457(e)(16)) or a contribution made in accordance with the terms of a Simplified Employee Pension Program (a SEP, as described in section 408{k)), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:

            o  $3,000 for any taxable year beginning in 2002 through 2004;
            o  $4,000 for any taxable year beginning in 2005 through 2007; and
            o $5,000 for any taxable year beginning in 2008 and years thereafter.

         After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-Iiving increases under Code section 219(b}{5)(C). Such adjustments will be in multiples of $500.

         In the case of an individual who is 50 or older, the annual cash contribution limit is increased by:

            o  $500 for any taxable year beginning in 2002 through 2005; and
            o $1,000 for any taxable year beginning in 2006 and years thereafter.

         No contributions will be accepted under a SIMPLE-IRA plan established by any employer pursuant: to section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE-IRA plan will be accepted from a SIMPLE-IRA, that is, an IRA used in conjunction with a SIMPLE-IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer's SIMPLE-IRA plan.


                                                 National Life Insurance Company
           One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
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7422(0303)                                                                Page 1
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DISTRIBUTIONS TO
THE OWNER

            a) Notwithstanding any provision of this IRA to the Contrary, the distribution of the individual's interest in the IRA shall be made in accordance with the requirements of IRC section 40B(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under item 3 of the Distributions After the Owner's Death provision of this endorsement) must satisfy the requirements of IRC section 4OB(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d), below, and the Distributions After the Owner's Death provision.

            b) The entire interest of the individual for whose benefit the contract is maintained will commence to be distributed no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (the "required beginning date" ) over (a) the life of such individual or the lives of such individual and his or her designated beneficiary, or (b) a period ctrtlin not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of section 1.40B(a)(9)a6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&Aa2 of section 1.408(a)(9)a6T.

            c) The distribution periods described in paragraph (b), above, cannot exceed the periods specified in section 1.401(a)(9}-6T of the Temporary Income Tax Regulations.

            d) The first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

DISTRIBUTIONS
AFTER THE
OWNER'S DEATH

            1. Death On or After Required Distributions Commence. If the
               individual dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.


                                                National Life Insurance Company
           One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
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7422(0303)                                                                Page 2

            2. Death Before Required Distributions Commence. If the individual dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

               a) If the designated beneficiary is someone other than the individual's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual's death, or, if elected, in accordance with paragraph (2)(c), below.

               b) If the individual's sole designated beneficiary is the
                  individual's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual's death (or by the end of the calendar year in which the individual would have attained age 70 1/2, if later), over such spouse's life, or, if elected, in accordance with paragraph (2)(c), below. If the surviving spouse dies before requited distributions commence to him or her, the remaining interest will be distributed, starring by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph
                  (2)(c), below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

               c) If there is no designated beneficiary, or if applicable by operation of paragraph (2)(a) or (2)(b), above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the individual's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (2)(b), above).


                                                National Life Insurance Company
           One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
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7422(0303)                                                                Page 3
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               d) Life expectancy is determined using the Single Life Table in
                  Q&A-l of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (2)(a) or (2)(b) and reduced by t for each subsequent year.

            3. The "interest" in the IRA includes the amount of any outstanding rollover. transfer and re-characterization under Q&A5-7 and -8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the IRA, such as guaranteed death benefits.

            4. For purposes of items (1) and (2) above, required distributions are considered to commence on the individual's required beginning date or, if applicable, on the dare distributions are required to the begin to the surviving spouse under paragraph (2)(b), above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

            5. If the sale designated beneficiary is the individual's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

NONFORFEITABILITY

         The interest of the Owner is nonforfeitable.

TRANSFERABILITY
RESTRICTIONS

         This contract is not transferable by the Owner to anyone except to us. This contract may not be sold, encumbered, or assigned to anyone except to us.


                                                National Life Insurance Company
           One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
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7422(0303)                                                                Page 4
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LIMITATIONS ON
WITHDRAWALS

         We will not pay a Withdrawal Benefit if the Owner is under 59 1/2 and not disabled unless the intended use of the funds is set forth in the withdrawal request.

GENERAL TERMS

         References to IRC sections and to Income Tax Regulations are intended also to reference those items as amended and supplemented.

         We may amend the terms of this contract without the prior consent of the Owner if such amendment:

            1. applies to all contracts with this endorsement; and
            2. is in response to changes to federal law.

         Any refund of premiums (other than those attributable to excess contributions) will be applied, before the dose of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

         We will send annual calendar year reports to the Owner concerning the status of this contract and such information concerning required minimum distributions' as is prescribed by the Commissioner of Internal Revenue.

Signed for National Life Insurance Company at its Home Office in Montpelier, Vermont, by


/s/ Thomas H MacLeay
--------------------
Chairman of the Board and
Chief Executive Officer


                                                National Life Insurance Company
           One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
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7422(0303)                                                                Page 5